EXHIBIT 24.2

                     Consent of Independent Auditors


We consent to the references to our firm under the captions "Summary Financial Information", "Selected Financial Information", and "Experts" and to the use of our report dated March 11, 1997, except for Notes 1 and 2, as to which the date is August 18, 1997, and the sixth paragraph of Note 11, as to which the date is September 10, 1997, in Amendment No.4 to the Registration Statement (Form SB-2 No. 333-11723) and related Prospectus of Global Med Technologies, Inc. for the registration of 1,108,803 shares of its common stock.


                              /s/ ERNST & YOUNG LLP
                              -------------------------------
                              Ernst & Young LLP

Denver, Colorado
September 17, 1997